EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35887, 333-43081, 333-65327, 333-65329, 333-111076 and 333-186933 on Form S-8, Registration Statement No. 333-189297 on Form S-3, and Registration Statement No. 333-193062 on Form S-4 of our reports dated February 27, 2014 (August 6, 2014 as to Note 3), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Current Report on Form 8-K of Mylan Inc. dated August 6, 2014.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
August 6, 2014